ABANDONMENT OPTION AGREEMENT
                                                                    UTAH PROJECT


         THIS ABANDONMENT OPTION AGREEMENT (this "Agreement"), dated as of March 7, 1997, between AJG Financial Services, Inc., a Delaware corporation and Square D Company, a Delaware corporation (not individually but collectively, "Option Holders"), on the one hand, and Covol Technologies, Inc., a Delaware corporation ("Covol"), on the other hand.

         WHEREAS, Option Holders are the limited partners of Coaltech No. 1 L.P., a Delaware limited partnership ("Coaltech").

         WHEREAS, Reference is made to that certain Utah Project Purchase Agreement, dated March 7, 1997, (the "Purchase Agreement") by and between Covol and Utah Synfuel, as Sellers, on the one hand, and Coaltech, as Buyer on the other hand. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

         WHEREAS, the parties are mutually unwilling to close the transfer of the Utah Project under the Purchase Agreement unless each of the parties hereto executes and delivers, and agrees to be bound by the terms of this Agreement.

         WHEREAS, each party hereto has received and will receive material, direct or indirect benefits, by virtue of the execution, delivery and performance by the other parties of the obligations under the Purchase Agreement and the other Transaction Documents, it being acknowledged by each party hereto that this Agreement is given in consideration of, among other things, such benefits received and to be received by each party hereto and is not gratuitous.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings in this Agreement and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Put Option. Covol hereby grants to Option Holders a put option (the "Option") to require Covol to purchase and acquire from Option Holders, for the purchase price (the "Option Price") and on the terms and conditions hereinafter set forth, all (but not less than all) of the limited partnership interests ("Interests") owned by Option Holders in Coaltech at the time of the closing of the transaction contemplated hereby ("Abandonment Option Closing"):

         2. Exercise of Put Option. The Option may only be exercised as follows:

                  (a) The Option may only be exercised during an Option Period (as defined below) after the occurrence of a Put Event (as defined below).







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                  (b) For  purposes  hereof,   the  occurrence  of  any  of  the
         following shall constitute a "Put Event":

                           (i) All of the  Option  Holders  shall be  unable  to
                  utilize all of the federal income tax credits under Section 29 of the 1986 Code which are contemplated to be allocated to such limited partner pursuant to Section 4.1(a) of the Agreement of Limited Partnership of Coaltech No. 1 L.P. dated March 7, 1997, by and among the partners of Coaltech (the "Partnership Agreement") and as in effect on the date hereof, including without limitation any such credits attributable to any period after December 31, 2007 for which, as a result of one or more amendments to the 1986 Code, such credits are available (the "Intended Allocation");

                           (ii) The economic benefits or effects (required capital contributions, imposition of liability, allocations of profits, losses, deductions or credits, tax characterizations of any such items, and distributions of cash or other property) accruing to or experienced by all of Coaltech's limited partners shall differ, in any material respect adverse to all of the limited partners, from the economic benefits or effects projected for all of the limited partners (or their predecessor in interest) as set forth on the financial projections attached hereto as Exhibit A and/or as reasonably contemplated based on the letter agreement dated November 13, 1996 by and between Covol and Arthur J. Gallagher & Co.; or

                           (iii) There shall be a permanent force majeure as set
                  forth in Section 8.8 of the Operation and Maintenance Agreement or a material damage or destruction as set forth in
                  Section 8.9 of the Operation and Maintenance Agreement.

                  (c) For purposes hereof, the term "Option Period" shall mean, with respect to any particular Put Event, the period beginning on the first Business Day immediately succeeding the date on which Coaltech's limited partners shall have actual knowledge of such Put Event and ending 180 days thereafter.

                  (d) The Option shall be exercisable by irrevocable written notice (the "Option Notice") given by the Option Holders to Covol at any time during the Option Period. The closing date (the "Closing Date") shall be a date, selected by Covol, not more than the later of
         (i) either (A) six months after receipt by Covol of the Option Notice or (B) three months after receipt by Covol of the Option Notice if the closing of the purchase of the expansion production line has previously occurred as contemplated under the Purchase Agreement or (ii) ten (10) Business Days after receipt of the appraisal contemplated under subclause (e) below.


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                  (e) If the Option is exercised prior to the third  anniversary of the date of this Agreement, then the Option Price shall be equal to the fair market value of the Interests calculated on a going concern basis, which shall be set by mutual agreement of the parties hereto; provided, however, that, if the parties cannot agree on the Option Price within fifteen (15) Business Days after the receipt by Covol of the Option Notice, then the Option Price shall be determined as follows:

                           (i) Subject to subclause (ii) hereof, the fair market
                  value of the Interests calculated on a going concern basis shall be determined by an independent appraiser(s) experienced in appraising similar projects in the United States, who shall be mutually agreed to by the Option Holders and Covol; provided, however, if they cannot agree within ten (10) Business Days after the Option Notice, then the Option Holders, on the one hand, and Covol, on the other hand, shall each appoint an appraiser within the next succeeding ten (10) Business Days and such appraisers shall jointly determine the fair market value of the Interests calculated on a going concern basis; provided, further, that if either the Option Holders, on the one hand, or Covol, on the other hand, shall fail to appoint an appraiser within such 10-Business Day period, the determination of fair market value of the Interests calculated on a going concern basis by the single appraiser appointed shall be final; provided, further, that if two appraisers shall be appointed and within twenty (20) Business Days after the appointment of the latter of such two appraisers, such two appraisers cannot agree upon such amount, such two appraisers shall, within 5 Business Days after such 20-Business Day period, appoint a third appraiser and such amount shall be determined by such three appraisers, who shall make their separate appraisals within ten (10) Business Days following the appointment of third appraiser, and any determination so made shall be final; provided, further, that, if no such third appraiser is appointed within such 5-Business Day period, either the Option Holders, on the one hand, or Covol, on the other hand, may apply to the Salt Lake City Office of the American Arbitration Association to make such appointment, and the Option Holders and Covol shall be bound by any appointment so made;

                           (ii) If three appraisers shall be appointed as contemplated under subclause (i) and the difference between the determination which is farther from the middle determination and the middle determination is more than 125% of the difference between the middle determination and the third determination, then such farther determination shall be excluded, the remaining two determinations shall be averaged and such average shall be final and binding upon the Option Holders and Covol; otherwise, the average of all three determinations shall be final and binding upon the Option Holders and Covol;


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                           (iii) The expenses of the appraisal  procedure  shall
                  be borne equally by Covol and the Option Holders.

         Provided, however, the Option Price under this Section 2(e) in no event exceed 50% of the Capital Contributions made by the Option Holders to Coaltech pursuant to Section 3.2(a) and Section 3.2(b) of this Partnership Agreement exclusive of Capital Contributions necessary to fund the payments under the Non-Negotiable, Non-Recourse Promissory Note, the Earned License Fee under the License and Binder Purchase Agreement and the payments of to Geocapital, Inc.

                  (f) If the Option is exercised on or after the third anniversary of the date of this Agreement, then the Option Price shall be Ten Dollars ($10) and the Option Holders will not be entitled to any further payment hereunder.

                  (g) On the Closing Date, Covol shall pay to the Option Holders the Option Price.

         3. Delivery of Interests. Upon payment in full of the Option Price the Option Holders shall transfer to Covol all of the Interests by appropriate assignment.

         4. Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time after the exercise of the Option, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to perfect the transfers of rights contemplated herein or otherwise to confirm or carry out the provisions of this Agreement.

         5. Notices. All notices to or demands or requests of the parties hereto shall be given pursuant to the terms of the Purchase Agreement.

         6.       Interpretation.

                  (a) The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and the Transaction Documents; consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.

                  (b) The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

                  (c) The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Utah


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         applicable  to  contracts  made  and  wholly  performed  within Utah by persons  domiciled in Utah (without regard to choice of law rules).

                  (d) In the computation of any period of time provided for in this Agreement, the day of the act or event from which the period of time runs shall be excluded, and the last day of the period shall be included, unless it is a Saturday, Sunday, or bank holiday under federal or Utah law, in which case the period shall be deemed to run until the end of the next day that is not a Saturday, Sunday, or bank holiday under federal or Utah law.

                  (e) Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement.

         7. Integration; Amendment. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein and/or in the Utah Transaction Documents expressly referred to herein. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         8. Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

         9.       Expenses; Attorneys' Fees.

                  (a) Each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

                  (b) If any suit or action arising out of or related to the this Agreement is brought by any party to any such document, the prevailing party or parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding.


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         10. Binding Effect.  This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, and permitted assigns.

         11. Third-Party Beneficiary Rights. No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

         12. Assignment. Neither party may assign its interest in this Agreement without the prior written consent of the other party except that: (i) Covol may assign its interest in this Agreement to a subsidiary at least eighty percent (80%) owned by Covol, provided such assignment will not release Covol of its obligations hereunder, and (ii) the Option Holders (or either of them) may assign its interest hereunder in connection with a transfer of all or part of its respective Interests made in accordance with the Partnership Agreement.

         13. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                     COVOL TECHNOLOGIES, INC.


                                     By: /s/ Brent M. Cook_____________
                                       Name:           Brent M. Cook
                                       Title: CEO/President


                                     AJG FINANCIAL SERVICES, INC.


                                     By: /s/ David R. Long_____________
                                       Name:           David R. Long
                                       Title: Vice President


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                                     SQUARE D COMPANY


                                     By: /s/ William P. Brink__________
                                       Name:           William P. Brink
                                       Title: Vice President and Chief Financial
                                              Officer



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